EXHIBIT 99.3

     FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Increased Credit
Facility
LOS ANGELES, CA., August 14, 2006 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading remanufacturer of alternators and starters for the automotive aftermarket, announced today that its credit facility with Union Bank of California, N.A. increased from $25.0 million to $35.0 million. The new agreement also increased the minimum fixed charge coverage ratio, increased the maximum leverage ratio and increased the amount of allowable capital expenditures. The facility expires on October 1, 2008.
“MPA has gained market share and expanded our business, requiring additional working capital. Together with our bank, we work to ensure that we have sufficient liquidity to meet our anticipated needs,” said Selwyn Joffe, Chairman, President and CEO of MPA.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, our ability to achieve positive cash flows from operations, potential future changes in our accounting policies that may be made as a result of an SEC review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, difficulty in obtaining component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed in our filings with the SEC.
For more information, contact:

Crocker Coulson	Selwyn Joffe
President	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(310) 231-8600 ext. 103	(310) 972-4005
crocker.coulson@ccgir.com
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